Exhibit 2.10

Execution Version

ASSET PURCHASE AGREEMENT

by and between

SOVRYN HOLDINGS, INC.

as Buyer,

and

D’AMICO BROTHERS BROADCASTING, CORP.

as Seller

Dated as of August 31, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 31, 2021 (the “Effective Date”), by and between SOVRYN HOLDINGS, INC., a Delaware corporation (“Buyer”), and D’AMICO BROTHERS BROADCASTING, CORP., a California corporation (“Seller”) (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Seller is the licensee and operator of the low power television station listed below (the “Station”), pursuant to certain licenses issued by the Federal Communications Commission (the “FCC”):

Call Sign	Community of License	Facility ID	Licensee	Facility Type	Channel	Status
KVSD- LD	San Diego, CA	14910	D’Amico Brothers Broadcasting, Corp.	LPTV	35 (see Displacement Construction Permit, File No. 0000053382)	Licensed and operating pursuant to STA File No. 0000150849 (pending)

WHEREAS, Seller owns or leases all assets used in connection with the operation of the Station; and

WHEREAS, on the terms and conditions described herein, Seller desires to sell and Buyer desires to purchase all of the Purchased Assets (as defined below) used in connection with the operation of the Station.

NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree to the following terms and conditions:

ARTICLE 1: SALE AND PURCHASE

1.1 Purchased Assets. Subject to the terms and conditions herein contained, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as defined below) certain properties, interests and rights of Seller used or held for use in connection with the business and operations of the Station (collectively, the “Purchased Assets”), but excluding the Excluded Assets (as defined below). The Purchased Assets shall include the following:

(a) Licenses and FCC Authorizations. All licenses, authorizations, permits, construction permits, and all pending applications for FCC licenses, permits, and authorizations applied for or issued with respect to the Station by the FCC (the “FCC Authorizations”), by the Federal Aviation Administration (the “FAA”), and by any other federal, state or local governmental authorities in connection with the conduct of the business and operation of the Station, including those listed on Schedule 1.1(a) attached hereto.

(b) Tangible Personal Property. The machinery and equipment, transmitters, antennas, fixtures, computers, software, inventory, cables, spare parts and other fixed assets and tangible personal property (including associated manufacturers and vendor warranties) used or held for use in connection with the conduct of the business and operation of the Station, as listed on Schedule 1.1(b) attached hereto, and any additions and improvements thereto between the Effective Date and the Closing Date (collectively, the “Tangible Personal Property”).

(c) Contracts. Reserved.

(d) Intangible Property. All rights to the Station’s call letters and in any trademarks, trade names, service marks, patents, patent applications, internet domain names and associated websites, copyrights, programs and programming material (including program rights), jingles, slogans, logos, and other intangible property owned or leased by Seller and used or useful in the operation of the Station, including those listed on Schedule 1.1(d), and all goodwill associated with the foregoing (collectively, the “Intangible Property”).

(e) Files and Records. Documents, logs, and other materials that the Station must retain pursuant to the FCC’s rules and regulations, filings with the FCC relating to the Station, and such other technical information, engineering data, books and records that relate to the Station and the Purchased Assets being conveyed hereunder; all sales and promotional literature, manuals and data, sales and purchase correspondence, advertiser lists, lists of present and former suppliers, and lists of present and former customers that relate to the Station and the Purchased Assets.

(f) Claims. Any and all claims and rights against third parties if and to the extent relating to Purchased Assets, including all rights under manufacturers’ and vendors’ warranties.

(g) Prepaid Items. All deposits, reserves and prepaid expenses relating to the Station and the Purchased Assets, provided that Seller shall receive a credit for such items at Closing, and prepaid taxes relating to the Station and the Purchased Assets, pro-rated as of the Closing.

1.2 Excluded Assets. The following shall be excluded from the Purchased Assets and retained by Seller (collectively, the “Excluded Assets”):

(a) Cash. All cash, cash equivalents or similar investments such as certificates of deposit, treasury bills and other marketable securities on hand and/or in banks and deposits of Seller.

(b) Accounts Receivable. All accounts receivable of Seller arising from the operation of the Station prior to the Closing which are outstanding and uncollected as of the Closing (the “Accounts Receivable”).

(c) Insurance. Any insurance policies, intercompany accounts, promissory notes, amounts due from employees, bonds, letters of credit, or other similar items, any cash surrender value in regard thereto of Seller, and any proceeds from insurance claims made by Seller relating to property or equipment included in the Purchased Assets that has been repaired, replaced or restored by Seller prior to the Closing Date.

(d) Benefit Plans. Any pension, profit-sharing or cash or deferred (Section 401(k) or otherwise) plans and trusts and assets thereof, or any other employee benefit plan or arrangement, and the assets thereof.

(e) Tax Refunds. Any interest in and to any refunds of federal, state or local franchise, income or other taxes of Seller for taxes incurred and actually paid by Seller prior to the Closing.

(f) Excluded Personal Property. Any tangible and intangible personal property of Seller listed on Schedule 1.2(f).

(g) Books and Records. Except as provided in Section 1.1(f), all financial records, account books and general ledgers, and all corporate records (including organizational documents) of Seller, including tax returns and transfer books.

(h) Employees. The employees of the Station or of Seller.

(i) Contracts. All contracts and agreements.

(j) Pre-Closing Claims. Any and all claims and rights against third parties, if and to the extent relating to any event or occurrence before the Closing.

(k) Relocation Funding. All rights of Seller to 600 MHz incentive auction broadcast relocation reimbursement funding, whether from the FCC’s Broadcaster Relocation Fund or from any other source.

1.3 Liabilities. The Purchased Assets shall be transferred by Seller to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges, conditional sales agreements, equipment leases, and other liens, liabilities and encumbrances of every kind and nature (“Liens”), other than for (x) taxes not yet due and payable and (y) Liens that will be discharged at or prior to Closing (“Permitted Liens”). Buyer shall not assume any obligations or liabilities in connection with the Station including (a) any obligations or liabilities under the Purchased Assets relating to the period prior to the Closing; (b) any obligations or liabilities of Seller which are unrelated to the Purchased Assets being sold hereunder, (c) any obligations or liabilities relating to employees of Seller (including any pension obligations or pension withdrawal liabilities), (d) any obligations or liabilities relating to the Excluded Assets, (e) any federal, state or local franchise, income or other taxes of Seller, (f) any amounts (other than regulatory fees) due and owing to the FCC prior to the Closing, or (g) any other obligations or liabilities of Seller (collectively, the “Retained Liabilities”).

1.4 Purchase Price.

(a) Purchase Price. The base purchase price to be paid for the Purchased Assets will be One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”), subject to the adjustments described below. Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds, at Closing.

(b) Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer (or an affiliate of Buyer) will deposit Seventy-Five Thousand Dollars ($75,000) (the “Escrow Deposit”) to be held in escrow. The Escrow Deposit shall be held and disbursed by Patrick Communications, L.L.C. as the escrow agent (the “Escrow Agent”) pursuant to the terms of a mutually agreeable escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit A attached hereto. Any fees charged by the Escrow Agent shall be paid by Seller. The Escrow Deposit shall be the sole and exclusive recourse of Seller for any breach of this Agreement by Buyer. Prior to Closing, Seller may direct the Escrow Agent by written instruction (with a copy to be sent to Buyer pursuant to the provisions of Section 12.8 herein) to disburse up to Forty Thousand Dollars ($40,000) of the Escrow Deposit to Seller (such amount actually disbursed to Seller, the “Initial Disbursement”). The Initial Disbursement may be used by Seller for the sole purpose of purchasing and installing the new transmitter for the Station facilities to be implemented pursuant to the Displacement CP. At Closing (i) the Initial Disbursement shall be a credit against the Purchase Price and (ii) the balance of the Escrow Deposit and any interest accrued thereon shall be disbursed by the Escrow Agent to Seller as a credit against the Purchase Price. If this Agreement is terminated by Seller pursuant to Section 11.1(b), the Escrow Deposit and any interest accrued thereon shall be disbursed by the Escrow Agent to Seller. If this Agreement is otherwise terminated pursuant to its terms, the Escrow Deposit and any interest accrued thereon shall be promptly disbursed by the Escrow Agent to Buyer and Seller shall not, by any act or omission, delay or prevent any such payment.

1.5 Prorations. The Parties agree to prorate all expenses arising out of ordinary course of the operation of the Station which are incurred, accrued, or payable, as of 11:59 p.m. local time of the day preceding the Closing. The items to be prorated shall include power and utilities charges, FCC regulatory fees for the most recent assessable year (based on the most recent information available from the FCC about the cost of such regulatory fees for the Station), real and personal property taxes upon the basis of the most recent tax bills and information available, security deposits, and similar prepaid and deferred items. The prorations shall, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment to be made within forty-five (45) days after the Closing Date.

1.6 Allocation of Purchase Price. Buyer and Seller shall negotiate in good faith an allocation of the Purchase Price to the assets acquired hereunder in a manner which complies with Section 1060 of the Internal Revenue Code of 1986, as amended to the date hereof, prior to Closing.

ARTICLE 2: FCC CONSENT; CLOSING

2.1 FCC Consent; Assignment Application. Buyer and Seller shall prepare, execute, file, and vigorously prosecute an application to the FCC (the “Assignment Application”) requesting the FCC’s consent (the “FCC Consent”) to the assignment from Seller to Buyer of all FCC Authorizations pertaining to the Station. The Assignment Application shall be filed not later than five (5) business days after the date of the execution of this Agreement. Buyer and Seller shall take all reasonable steps to cooperate with each other and with the FCC in order to secure such FCC Consent without delay and to promptly consummate the transaction contemplated in this Agreement. Buyer shall pay the FCC filing fees due in connection with the Assignment Application, one-half of which fees shall be credited against the Purchase Price at the Closing. Each Party shall be responsible for all of its other costs with respect to the preparation, filing and prosecution of the Assignment Application. Seller shall air and publish on a website a public notice concerning the filing of the Assignment Application in accordance with the requirements of section 73.3580 the FCC’s rules. Buyer and Seller shall promptly notify each other of, and provide copies of, all documents filed with or received from the FCC or any other governmental agency with respect to this Agreement, the Assignment Application or the transaction contemplated hereby. If either Buyer or Seller becomes aware of any fact which would prevent or delay the FCC Consent, it shall promptly notify the other Party. For purposes of determining the date of the grant of the FCC Consent, the FCC Consent shall be deemed to have been granted on the date that the FCC gives public notice of the grant within the meaning of the FCC’s rules and shall be deemed to have become effective as of such date unless the FCC shall have provided a different effective date by written action. In the event that the FCC grants the FCC consent by multiple orders and actions, the date that the FCC gives public notice (within the meaning of the FCC’s rules) of the last such orders or actions comprising the FCC Consent shall be deemed the date of grant for the FCC Consent.

2.2 Closing Date; Closing Place. The closing (the “Closing”) of the transaction contemplated in this Agreement shall occur on the fifth (5th) business day (the “Closing Date”) following the later to occur of the date on which: (a) the FCC Consent shall have been granted, and (b) all the other conditions to the Closing set forth in Articles 7 and 8 hereof shall have either been waived or satisfied. Seller and Buyer agree to cooperate to the extent necessary to obtain the FCC’s extension of the effectiveness of the FCC Consent as may be required. The Closing shall be held by exchange of documents via email, or as Seller and Buyer may agree.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer:

3.1 Organization and Authorization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and is qualified to do business in any other jurisdiction where such qualification is required by law. Seller has the power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby on Seller’s part, have been duly and validly authorized by Seller, and no other actions on the part of Seller are necessary to authorize the execution and delivery of, or the performance of Seller’s obligations under, this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors’ rights or the application of principles of equity.

3.2 No Defaults. The execution, delivery, and performance of this Agreement by Seller will not (a) constitute a violation of, or conflict with, any organizational document of Seller, (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, or other instrument or obligation relating to the business of the Station or to which Seller or any of the Purchased Assets may be subject, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local governmental authority or agency which is applicable to Seller or any of the Purchased Assets, (d) result in the creation or imposition of any Lien, charge, or encumbrance of any nature whatsoever upon any of the Purchased Assets, other than Permitted Liens, or (e) require the consent or approval of any governmental authority, lending institution, or other third party other than the FCC Consent, except as otherwise noted in Schedule 3.9 hereto.

3.3 Tangible Personal Property. Schedule 1.1(b) hereto lists, individually, (i) all Tangible Personal Property that is included in the transaction.. Seller owns and has, and will have on the Closing Date, good and marketable title to the Tangible Personal Property. Each material item of Tangible Personal Property (a) is in operating condition, (b) has been maintained in a manner substantially consistent with generally accepted standards of good engineering practice, and (c) is capable of being operated in full compliance, in all material respects, with the FCC Authorizations and rules and regulations of the FCC.

3.4 Real Property. Seller holds no fee simple ownership interests in real property used in the operation of the Station. Seller holds valid month-to-month leasehold (or license) interests for the main and STL transmitter sites for the Station (the “Real Property Leases”). Schedule 3.4 sets forth a true and complete list of the Real Property Leases, and sets forth, for each Real Property Lease, the address of the premises leased under the Real Property Lease and the monthly rent currently payable under the Real Property Lease. The Real Property Leases set forth on Schedule 3.4 are Seller’s sole interest in real estate used in connection with the operation of the Station in the manner in which it is being operated. To the knowledge of Seller, there is no pending condemnation or similar proceeding affecting the real property which is subject to a Real Property Lease. To the best of Seller’s knowledge, the present use of the premises leased in the Real Property Leases (the “Leased Premises”) is in compliance with all applicable zoning codes or other laws. All permanent certificates of occupancy and other consents and approvals required to be obtained for use of the Leased Premises by Seller from any governmental authority, association or board with jurisdiction over the Leased Premises have been issued and are in full force and effect.

3.5 FCC Authorizations and Other Licenses.

(a) Schedule 1.1(a) hereto contains a true and complete list of the FCC Authorizations and all other licenses, permits, construction permits, or other authorizations or waivers from governmental or regulatory authorities that are required for the lawful conduct of the business and operations of the Station in the manner and to the full extent that the Station is presently operated. Schedule 1.1(a) includes a true and complete list of the FCC Authorizations, including both active and pending licenses, construction permits, and other applications for authorizations in connection with the operation of the Station. Except as listed on Schedule 1.1(a), the FCC Authorizations and other licenses are in full force and effect, unimpaired by any act or omission of Seller. Seller lawfully holds each of the FCC Authorizations and the other licenses, permits, and authorizations listed on Schedule 1.1(a), none of which is subject to any restrictions or conditions that would limit in any material respect the operations of the Station, other than (i) as may be set forth on the faces of such FCC Authorizations and other licenses, or (ii) as may be applicable to substantial segments of the low power television broadcasting industry.

(b) To the best of Seller’s knowledge and belief, Seller is operating the Station in all material respects in compliance with the FCC Authorizations, the Communications Act of 1934, as amended, and all regulations and published policies of the FCC (the “Communications Laws”). The Station has not received complaints that the Station is causing objectionable interference to any other station and has not waived any interference rights. There is not now pending, or threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew any of such FCC Authorizations. Seller has not received any notice of, and has no knowledge of, any pending, issued, or outstanding order by or before the FCC, or of any investigation, order to show cause, notice of violation, notice of apparent liability, notice of forfeiture, or material complaint against the Station or Seller. There are no pending proceedings before the FCC regarding the low power status of the Station, and there has been no notice of inquiry or order to show cause issued by the FCC regarding the low power status of the Station. Seller has paid all FCC regulatory fees due and owing for the Station for the current assessable year.

(c) All material reports and filings required to be filed with the FCC by Seller with respect to the operation of the Station have been filed, and all such reports and filings are accurate and complete in all material respects. Seller maintains records for the Station and such records comply with the Communications Laws in all material respects.

(d) To the knowledge of Seller, the tower from which the Station broadcasts is (i) obstruction marked, (ii) lighted, and (iii) properly registered with the FCC to the extent required by, and in accordance with, applicable law and the rules and regulations of the FCC and the FAA. The operations of the Station do not exceed permissible levels of exposure to non-ionizing electromagnetic radiofrequency (“RF”) radiation specified in the FCC’s rules and regulations concerning RF radiation. The Station was not silent or operating on less than the required minimum schedule for a period of time of more than thirty (30) days during the current license term. To the knowledge of Seller, all of the towers, guy anchors, guy wires, cables, driveways, parking lots, ground systems, transmitting equipment, buildings and other improvements on the Leased Premises relating to the Station are located entirely on and wholly within the lot limits and metes and bounds of the property on which the Station’s tower is situated and do not encroach on any adjoining premises.

3.6 Title. No Liens exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Seller’s state of organization or in any other jurisdiction in which the Purchased Assets are located. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Purchased Assets to Buyer, will transfer good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

3.7 Brokers. Except for Patrick Communications, L.L.C. (“Broker”), there is no broker or finder or other person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Seller. Seller shall pay to Broker a fee as agreed between Seller and Broker in a separate agreement and shall hold Buyer harmless from any and all obligations to Broker and any other broker or finder claiming a commission of fee because of Seller’s actions.

3.8 Litigation; Compliance with Law. Seller is not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the business of the Station or the Purchased Assets or which restrains or enjoins, or purports to restrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and to Seller’s knowledge no such proceeding is pending. There is no material litigation or administrative investigation or proceeding pending by or against, or, to Seller’s knowledge, threatened against, Seller which relates to the Station or which could materially and adversely affect any of the Purchased Assets. Seller, with respect to the Station, has complied in all material respects with all applicable laws, regulations, orders, or decrees. The present uses by Seller of the Purchased Assets do not violate any such laws, regulations, orders, or decrees in any material respect, and Seller has no knowledge of any basis for any claim for compensation or damage or other relief from any violation of the foregoing.

3.9 Approvals and Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby will not require any consent, permit, license or approval of any person, entity or government or regulatory authority other than the FCC Consent.

3.10 Environmental Matters. (a) to the best of Seller’s knowledge, Seller has not, in connection with its business or assets, generated, used, transported, treated, stored, released or disposed of, or to its knowledge, has suffered or knowingly permitted anyone else to generate, use transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any applicable environmental law; (b) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of business of the Station which has created or might reasonably be expected to create any material liability under any applicable environmental law or which would require reporting to or notification of any governmental entity; (c) to the knowledge of Seller, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility used in connection with its business; and (d) any Hazardous Substance handled or dealt with in any way in connection with business of the Station has been and is being handled or dealt with in all material respects in compliance with all applicable environmental laws. To Seller’s knowledge, Seller and the Station are in compliance in all material respects with all environmental, health and safety laws applicable to leased real property included in the Purchased Assets. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against, Seller or the Station that asserts that Seller or the Station has violated any environmental, health or safety laws applicable to such real property. “Hazardous Substance” means any substance that is defined or listed in, or otherwise classified pursuant to, any applicable laws as a “hazardous substance,” “hazardous material,” “hazardous waste” or “toxic substance,” or any other formulation of any applicable environmental law intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

3.11 Taxes. Except as set forth on Schedule 3.11, Seller has duly, timely, and in the required manner, filed all federal, state, and local income, franchise, sales, use, property, excise, payroll, and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies, and losses required to be paid. No event has occurred which could impose upon Buyer any liability for any taxes, penalties, or interest due or to become due from Seller to any taxing authority.

3.12 Performance of Real Property Leases. Schedule 3.4 includes all contracts, agreements and leases that relate primarily to the operation of the Station or the ownership of the Purchased Assets (other than contracts for the sale of advertising time), including all programming and film contracts, syndication contracts, national sales representation contracts, employment contracts, retransmission contracts, distribution contracts and network affiliation contracts, and Real Property Leases. All written Real Property Leases, including all amendments thereto, have been made available to Buyer by Seller. Seller has fully and timely performed all of its obligations pursuant to each of the Real Property Leases and is not in material default or breach of any such agreements. Except as set forth in Schedule 3.12, Seller has not received notice from any party to any Real Property Lease that such party contends that Seller is in default or breach under any Real Property Lease. Each of the Real Property Leases is in full force and effect and, to the knowledge of Seller, there has not been (except as set forth in Schedule 3.12), and is not, any default or breach under any Real Property Lease by the other party to any Real Property Lease. Except as set forth in Schedule 3.4 attached hereto, there have been no modifications, extensions, or amendments of any of the Real Property Leases, whether oral or written, except as may be contemplated by this Agreement. Seller has not been notified by any other party to any Real Property Lease that such party has a present intent to terminate or not to renew any Real Property Lease. Except as set forth in Schedule 3.12, none of the Real Property Leases included in the Purchased Assets has as the other party an entity controlled by Seller or any of Seller’s owners.

3.13 Absence of Insolvency. No insolvency proceedings of any character including bankruptcy, receivership, reorganization, composition or arrangements with creditors, voluntary or involuntary, affecting Seller or any of the Purchased Assets, are pending or, to the best knowledge of Seller, threatened, and Seller has not made any assignment for the benefit of creditors, or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

3.14 Purchased Assets. The Purchased Assets include all assets that are owned or leased by Seller and used or held for use in the operation of the Station, in all material respects as currently operated, except for the Excluded Assets.

3.15 Accuracy of Representations and Statements. No representation or warranty made by Seller in this Agreement, and no statement made in any certificate, document, exhibit, or schedule furnished or to be furnished by Seller in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Buyer in the circumstance under which such representation, warranty, or statement was made.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and as of the Closing Date will be qualified to do business in the State of Delaware, and any other jurisdiction where such qualification is required.

4.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement, and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of, or the performance of Buyer’s obligations under this Agreement, or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid, and binding agreement of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforcement of creditors’ rights or the application of principles of equity.

4.3 No Defaults. The execution, delivery, and performance of this Agreement by Buyer will not (a) conflict with or result in any breach of any provision of the articles of organization, operating agreement, or other similar organizational documents of Buyer, or (b) result in a default (or give rise to any right of’ termination, cancellation, or acceleration) under, or conflict with, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation relating to Buyer or its business, except for such defaults (or rights of termination, cancellation, or acceleration) or conflicts as to which requisite waivers or consents have been obtained and delivered to Seller, (c) violate any statute, regulation, order, injunction, or decree of any federal, state, or local governmental authority or agency which is applicable to Buyer, or (d) require the consent or approval of any governmental authority, lending institution, or other third party other than the FCC Consent.

4.4 Buyer’s Qualification. Apart from the requirement of obtaining the FCC Consent, Buyer is legally, financially, and technically qualified to acquire, and to become the FCC licensee of, the Station and to perform its obligations under this Agreement.

4.5 Litigation. Buyer is not subject to any order, writ, injunction, judgment, arbitration, decision, or decree having a binding effect and affecting the business of Buyer or which restrains or enjoins, or purports to retrain or enjoin, or could reasonably be expected to restrain or enjoin, the transaction contemplated hereby, and no such proceeding is pending. There is no material litigation pending by or against, or, to the knowledge of Buyer, threatened against Buyer, that would prevent or materially impede the consummation by Buyer of the transaction contemplated by this Agreement.

4.6 Brokers. There is no broker or finder or other person who would have any valid claim for a commission or a brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding, or action on the part of Buyer.

4.7 Accuracy of Representations and Statements. No representation or warranty made by Buyer in this Agreement, and no statement made in any certificate, document, exhibit, or schedule furnished or to be furnished by Buyer in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Seller in the circumstance under which such representation, warranty, or statement was made.

ARTICLE 5: COVENANTS OF SELLER

The following terms of this Article 5 shall apply from the Effective Date until the completion of the Closing (except as otherwise specified).

5.1 Station Documents. The records, files and other documents kept in connection with the Station shall be maintained by Seller in the usual and ordinary manner consistent with standard broadcast industry practice. Seller shall maintain the FCC Authorizations in accordance with their terms and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC regulations and published policies. Seller shall maintain the FCC Authorizations in full force and effect and shall take all actions necessary to so maintain them, including the timely filing and prosecution of any necessary modification or renewal applications of the FCC Authorizations or other submissions to the FCC.

5.2 Maintenance of Purchased Assets. Seller shall maintain the Purchased Assets in good working order consistent with standards of good engineering practice and in accordance with the rules and other requirements of the FCC.

5.3 FCC’s Post-Auction Repacking Process. The Station has a displacement Construction Permit to operate on Ch. 35 (FCC File Number 0000053382) (the “Displacement CP”). The Displacement CP expires on 10/12/21. Seller has filed, and the FCC has granted, a minor amendment to the Displacement CP to reflect the actual antenna that will be installed for the displacement facility (FCC File Number 0000151852). Seller has purchased and been reimbursed for some but not all of the costs of the equipment needed to implement the Displacement CP. Seller will use a portion of the Escrow Deposit to pay the remaining payment due for the transmitter needed to complete implementation of the Displacement CP. Prior to Closing, Seller shall (a) submit to the FCC any remaining invoices and related documentation for reimbursement via Form 399, and (b) complete the FCC’s Broadcaster Relocation Fund reimbursement close-out procedures. Notwithstanding the foregoing, in the event that Seller has not submitted all necessary Form 399 reimbursement documentation to the FCC or completed the close-out procedures prior to Closing, within seven (7) days of Closing, Seller shall provide to Buyer all remaining materials necessary for reimbursement and close-out. To the extent that Seller has not received payments due from the FCC for all of the reimbursement invoices submitted by Seller for costs incurred by Seller prior to Closing, Buyer shall cooperate with Seller in good faith to ensure that Buyer’s banking information is provided to the FCC to facilitate any remaining disbursements and shall deliver all reimbursement funds received by Buyer but attributable to costs incurred by Seller. Buyer shall deliver such funds to Seller in a timely manner after payments are received, and in any event, within two (2) weeks after disbursal to Buyer. For purposes of this Agreement, the “FCC’s Broadcaster Relocation Fund” means the TV Broadcaster Relocation Fund as defined in section 1453(d) of Title 47 of the United States Code.

5.4 FCC Compliance. Seller shall continue to operate and maintain the Station in accordance with the terms of the FCC Authorizations and in compliance with all applicable laws and FCC regulations and published policies. Seller will deliver to Buyer, promptly after filing, copies of any material reports, applications, or responses to the FCC, or any material communications from the FCC, or if from any other person directed to the FCC, promptly after receipt by Seller, related to the Station that are filed or received by Seller between the date of this Agreement and the Closing Date. Seller will not file any application with the FCC requesting authority to modify the Station’s facilities without Buyer’s prior written consent and Seller shall take all actions necessary to (a) keep the FCC Authorizations, including all material permits and applications pending before the FCC, valid and in full force and effect and (b) to preserve all rights for the continued use of all the FCC Authorizations for the Station. Seller shall promptly take all necessary or desirable action to obtain a grant of any required renewal application for the Station, including negotiating and entering into a tolling agreement with the FCC if necessary.

5.5 Operation of Station in Ordinary Course. Except for purposes of implementing the Displacement CP, but in any event by the Closing Date, Seller shall operate the Station solely in the ordinary course of business and in accordance with past practice (including incurring only ordinary and necessary business expenses consistent with past practices for the Station), and shall pay and perform all of the obligations with respect to the Station (including those required under the Real Property Leases) in the ordinary course as such obligations become due. In the event that Seller operates the Station at variance from the FCC Authorizations or outside of the ordinary course or past practice, Seller shall promptly disclose this in writing to Buyer. Seller shall not amend any Real Property Lease without Buyer’s written approval. Seller shall maintain and preserve its goodwill, business relationships, licenses and franchises.

5.6 Disposition of Assets. Prior to the Closing Date, Seller shall not, without the prior written consent of Buyer, dispose of, sell, lease, or transfer, or agree to sell, lease, or transfer, any of the Purchased Assets, nor create any new Lien on the Purchased Assets.

5.7 Compliance with Law. Seller shall comply in all material respects with all federal, state, and local laws, rules and regulations in connection with the operation of the Station.

5.8 Access to Facilities, Files and Records. At the request of Buyer, Seller shall from time to time give or cause to be given to Buyer full access during normal business hours to the Purchased Assets, and all accounts, books, insurance policies, licenses, agreements, contracts and equipment with respect to the Station; provided, however, that all such access shall require the express consent of Seller and shall be scheduled in a manner reasonably acceptable to Seller.

5.9 Representations and Warranties. Seller shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of the representations or warranties contained in this Agreement. Seller shall use commercially reasonable efforts to cure any such event. Updates provided in order to comply with the covenant in this Section 5.9 will not have any impact on Buyer’s conditions to Closing or serve to limit Buyer’s right to indemnification hereunder.

5.10 Consummation of Agreement. Seller shall cooperate with Buyer and use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out, including the prompt satisfaction of any conditions to Closing set forth herein.

5.11 Employees. Seller acknowledges and agrees that Buyer shall have no obligation to offer employment to any employee of Seller or the Station. Buyer or any post-Closing liability with respect to any such employee or for any such employee’s benefits of any kind or nature, except to the extent that Buyer shall offer employment to any such employee and then only from and after the time at which such offer shall have been extended, and accepted by such employee, and subject to the terms and conditions thereof.

5.12 Completion of Construction. Seller shall use reasonable best efforts to complete the construction of the facilities authorized under the Displacement CP for the Station to operate within the parameters authorized in the Displacement CP from the Mt. Woodson Road, Ramona, California location (the “Mt. Woodson Road Construction”). Upon completion of the Mt. Woodson Road Construction, Seller shall use reasonable best efforts to obtain FCC consent for a License to Cover the Construction Permit.

ARTICLE 6: COVENANTS OF BUYER

Buyer covenants and agrees that from the date hereof until the completion of the Closing:

6.1 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement. Buyer shall use commercially reasonable efforts to cure any such event. Updates provided in order to comply with the covenant in this Section 6.1 will not have any impact on Seller’s conditions to Closing or serve to limit Seller’s right to indemnification hereunder.

6.2 Consummation of Agreement. Buyer shall use all commercially reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transaction contemplated by this Agreement to be fully carried out.

ARTICLE 7: CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

7.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Buyer contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Buyer contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.2 Proceedings. Neither Seller, Buyer, the Station nor any of the Purchased Assets is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

7.3 FCC Authorizations. The FCC Consent has been issued by the FCC with no conditions materially adverse to Seller.

7.4 Deliveries. Buyer has complied with each and every one of its obligations set forth in Section 9.2.

ARTICLE 8: CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Seller contained in this Agreement which is qualified in any respect as to materiality was true and correct as of the date when made and is deemed to be made again on and as of the Closing Date and is then true and correct; all other representations and warranties of Seller contained in this Agreement were true and correct in all material respects as of the date when made and are deemed to be made again on and as of the Closing Date and are then true and correct in all material respects.

(b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.2 Proceedings. Neither Seller, Buyer, the Station nor any of the Purchased Assets is subject to any restraining order or injunction (or similar action) and no action is pending which would restrain or prohibit the consummation of the transaction contemplated hereby.

8.3 FCC Authorizations. The FCC Consent has been issued by the FCC with no conditions materially adverse to Buyer.

8.4 Due Diligence Issues. Any environmental or engineering issues identified in Buyer’s due diligence investigation of the Station shall have been remedied to Buyer’s satisfaction, in its sole discretion.

8.5 Deliveries. Seller has complied with each and every one of the obligations set forth in Section 9.1.

8.6 Liens. No Liens shall exist or have been filed or recorded against the Purchased Assets in the public records of the Secretary of State of Seller’s state of organization or in any other jurisdiction in which the Purchased Assets are located except for those which will be fully discharged on or prior to the Closing Date. Duly executed UCC releases, mortgage terminations or other similar documents or instruments required to transfer the Purchased Assets free and clear of Liens (other than Permitted Liens) in a form reasonably acceptable to Buyer shall have been delivered by Seller.

8.7 On-Air Status. None of the FCC Authorizations shall have been cancelled or permanently discontinued as a result of the FCC’s post-auction repacking process or the FCC’s rules related to suspension of operations.

8.8 Mt. Woodson Road Construction. The Mt. Woodson Road Construction shall have been completed and Seller shall have filed a License to Cover the Displacement CP. Seller shall have begun and continued broadcasting the Station’ signal within licensed parameters from the facilities authorized by the Displacement CP. These facilities shall have been completed such that they are capable of continuing to broadcast the Station under the parameters set forth by the Displacement CP and the License to Cover on a permanent basis without the need for any change or modification requiring FCC approval, or other grant of authority from the FCC, or engineering work outside of the ordinary course.

8.9 Lease. Buyer shall have entered into a real property lease with Palomar Communications to operate the Station at the facilities and within the parameters authorized by and under the Displacement CP. For the avoidance of doubt, such real property lease may be month-to-month.

ARTICLE 9: ITEMS TO BE DELIVERED AT CLOSING

9.1 Deliveries by Seller. At Closing, Seller shall deliver to Buyer, duly executed by Seller or such other signatory as may be required by the nature of the document:

(a) a certificate for Seller, dated as of the Closing Date, executed by an officer of Seller, certifying on behalf of Seller that the closing conditions specified in Sections 8.1(a) and (b) have been satisfied;

(b) a bill of sale sufficient to sell, convey, transfer and assign the personal property and all other assets included in the Purchased Assets (other than the FCC Authorizations and Real Property Leases) to Buyer free and clear of any Liens, in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale”);

(c) an Assignment and Assumption Agreement sufficient to assign the FCC Authorizations (including the Station’s call letters) to Buyer, in a form reasonably acceptable to Buyer and Seller (the “FCC Authorizations Assignment and Assumption Agreement”);

(d) executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Purchased Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens);

(e) certified copies of appropriate resolutions, duly adopted, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the transaction contemplated hereby;

(f) Broker shall have executed and delivered a release, in a form reasonably acceptable to Buyer and sufficient to waive any Lien that Broker may have under any agreement to which Broker is a party or under applicable law, which shall release and waive all claims, Liens or other rights Broker or any affiliate of Broker may have with respect to, or otherwise relating to, the Purchased Assets, Seller or Buyer; and

(g) a certificate of good standing of Seller from the Secretary of State (or equivalent office) of Seller’s jurisdiction of organization dated as of no more than ten (10) days prior to the Closing Date.

9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, duly executed by Buyer or such other signatory as may be required by the nature of the document:

(a) a certificate for Buyer, dated as of the Closing Date, executed by an officer or other authorized representative of Buyer, certifying on behalf of Buyer that the closing conditions specified in Sections 7.1(a) and (b) have been satisfied;

(b) the payment of the Purchase Price in accordance with Section 1.4;

(c) the Bill of Sale;

(d) the Assignment and Assumption Agreement;

(e) the FCC Authorizations Assignment and Assumption Agreement; and

(f) certified copies of resolutions, duly adopted, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transaction contemplated hereby.

ARTICLE 10: SURVIVAL AND INDEMNITY

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

10.1 Survival of Representations and Warranties. Except as stated below, the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for six (6) months from the Closing Date. Except as stated below, neither Seller nor Buyer shall have any liability whatsoever with respect to any representation or warranty unless a claim is made hereunder or an action at law or in equity is commenced prior to expiration of the six (6) month survival period for such representation or warranty. The covenants and agreements in this Agreement shall survive the Closing until fully performed.

10.2 General Agreement to Indemnify.

(a) Seller on the one hand, and Buyer on the other hand, shall indemnify, defend and hold harmless each other and any employee, representative, agent, director, officer, affiliate or permitted assign of each other (each, an “Indemnified Party”) from and against any and all claims, claims, actions, suits, proceedings, liabilities, obligations, losses and damages, amounts paid in settlement, diminution of value, interest, costs and expenses (including reasonable attorneys’ fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) asserted against, incurred or suffered by any Indemnified Party as a result of, arising out of or relating to: (i) the failure of any representation or warranty of the Indemnifying Party made in this Agreement to have been true and correct when made or as of the Closing Date as though such representation or warranty were made at and as of the Closing Date; or (ii) the breach by the Indemnifying Party of any covenant or agreement of such Party contained in this Agreement or any collateral agreement to the extent not waived by the other Party hereto. The term “Losses” shall include a Party’s actual out-of-pocket costs and expenses, consequential, indirect, special and punitive damages.

(b) Seller further agrees to indemnify and hold harmless Buyer and any other Indemnified Party of Buyer from and against any Losses asserted against, incurred or suffered by Buyer or any other Indemnified Party of Buyer arising out of, resulting from, or relating to (i) the operation of the Station and ownership of the Purchased Assets prior to the Closing, or (ii) any Retained Liability.

10.3 General Procedures for Indemnification.

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify in writing the Party or Parties against whom indemnification is sought (the “Indemnifying Party”) of the assertion and basis of any claim, or the commencement and basis of any action, suit or proceeding by any third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense and control the settlement of such Third Party Claim that involves (and continues to involve) solely money damages; provided, however, that prior to assuming any claim defense, the Indemnifying Party must show the other Party that they have the financial ability to pay out any potential monetary claim before they are allowed to assume its defense. Failure by the Indemnifying Party to so notify the Indemnified Party shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such claim.

(b) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement, provided that the Indemnifying Party shall pay the cost of defense of both parties by separate counsel if a conflict of interest precludes common representation.

(d) The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to, or enter into, any compromise or settlement of, or consent to the entry of any judgment arising from, any such Third Party Claim (which compromise, settlement, or judgment: (i) commits the Indemnified Party to take, or to forbear to take, any action; or (ii) does not provide for a complete release by such Third Party of the Indemnified Party) without the Indemnified Party’s prior written consent. If the conditions set forth herein are met but the Indemnified Party refused to settle any Third Party Claim, the Indemnifying Party may tender the settlement amount and be relieved of further liability. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party, but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

10.4 Effect of Knowledge. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.5 Exclusive Remedy. The right to indemnification, defense, hold harmless, payment or reimbursement provided in this Article 10 will be the exclusive remedy of any Party with respect to Losses after the Closing with respect to the transaction contemplated by this Agreement (except with respect to willful misconduct and fraud); provided, that nothing in this Agreement shall prevent any party to this Agreement from bringing an action against one or more parties to this Agreement to enforce any of the covenants of any of the other parties to this Agreement.

ARTICLE 11: TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by written notice of Seller to Buyer if Buyer: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Buyer on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Buyer’s representations or warranties; or (iii) defaults in any material respect in the performance of any of Buyer’s covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period (as defined below), if applicable;

(c) by written notice of Buyer to Seller if Seller: (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by Seller on or before the Closing Date in any material respect; (ii) breaches in any material respect any of Seller’s representations or warranties; or (iii) defaults in any material respect in the performance of any of Seller’s covenants or agreements under this Agreement; and in any of which events such breach or default is not cured within the Cure Period (as defined below), if applicable;

(d) by Buyer as provided in Section 12.6 (Risk of Loss); or

(e) by written notice of Seller to Buyer, or Buyer to Seller: (i) if the Closing has not been consummated within twelve (12) months of the Effective Date of this Agreement; (ii) if, for any reason, the FCC denies or dismisses the Assignment Application and the time for reconsideration or court review under the Communications Laws with respect to such denial or dismissal has expired and there is not then pending with respect thereto a timely filed petition for reconsideration or request for review; or (iii) if, for any reason, the Assignment Application is designated for an evidentiary hearing, provided, however, that the right to terminate this Agreement under this clause (e) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

11.2 Cure Period. The term “Cure Period” as used herein means a period commencing with the date that Buyer or Seller receives from the other Party written notice of breach or default hereunder and continuing until thirty (30) days thereafter; provided, however, that if the breach or default cannot reasonably be cured within such period, but can be cured before the Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any Party of any liability for breach or default under this Agreement prior to the date of termination.

11.3 Liability; Right to Terminate. A termination of this Agreement shall not relieve any Party hereto of any liability for which it otherwise would be subject. Notwithstanding anything in this Agreement to the contrary, no Party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other Party.

11.4 Payment of Escrow Deposit.

(a) Buyer’s Default. Upon a termination of this Agreement by Seller pursuant to Section 11.1(b) above due to a breach by Buyer of any of its material obligations under this Agreement, Seller’s sole remedy shall be the release of the Escrow Deposit (less the Initial Disbursement, if any), including all interest earned thereon, from the Escrow Agent, as liquidated damages. Seller and Buyer each acknowledge that these liquidated damages are reasonable in light of the anticipated harm that would be caused by Buyer’s breach of any of its material obligations under this Agreement and the difficulty of ascertaining damages and proof of loss and that these damages are not a penalty.

(b) Seller’s Default. Upon a termination of this Agreement by Buyer pursuant to Section 11.1(c) due to a breach by Seller of any of its material obligations under this Agreement, Buyer may terminate this Agreement and shall be entitled to release of the Escrow Deposit (and all accrued interest thereon) to it from the Escrow Agent. Additionally, Seller shall return the Initial Disbursement (if any) to Buyer by wire transfer of immediately available funds within ten (10) days after such termination. If Buyer stands willing, ready, and able to close and is not in breach, and if Seller nevertheless refuses to close, Buyer shall be entitled to pursue all legal and equitable remedies against Seller, including, seeking specific performance as provided in Section 11(d) below.

(c) Other Termination. Upon a termination of this Agreement for any reason other than as a result of a breach by either Party of its material obligations under this Agreement, Buyer shall be entitled to the release of the Escrow Deposit, including all interest earned thereon, and Seller shall return the Initial Disbursement (if any) to Buyer by wire transfer of immediately available funds within ten (10) days after such termination; thereafter neither Party shall have any further obligation to the other under this Agreement.

(d) Specific Performance. Seller acknowledges that the Station is a unique asset not readily obtainable on the open market and that, in the event that Seller fails to perform its obligation to consummate the transaction contemplated hereby, money damages alone will not be adequate to compensate Buyer for its injury. Therefore, Seller agrees and acknowledges that in the event of Seller’s failure to perform its obligation to consummate the transaction contemplated hereby, Buyer shall be entitled to specific performance of the terms of this Agreement and of Seller’s obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law, and the prevailing Party in litigation shall be entitled to receive from the non-prevailing Party all court costs, attorney’s fees and other out-of-pocket expenses incurred by the prevailing Party in enforcing or defending its rights under this provision.

ARTICLE 12: MISCELLANEOUS

12.1 Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of New York (exclusive of those relating to conflicts of laws). Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of New York in New York County or federal courts in the Southern District of New York. The Parties hereby consent to the personal and subject matter jurisdiction of such courts and waive any right to transfer or change the venue of any litigation between them.

12.2 Expenses; Taxes. Except as provided in Section 2.1 and in this Section 12.2, each Party hereto shall bear all of its expenses incurred in connection with the transaction contemplated by this Agreement, including accounting, engineering and legal fees incurred in connection herewith. Any state or local sales, use, stamp or transfer taxes and other similar taxes payable in connection with consummation of the transactions contemplated herein shall be paid by the Party against whom such taxes are assessed by the applicable governmental authority.

12.3 Entire Agreement; Amendment; No Waiver. This Agreement, including the schedules and exhibits hereto, contain the entire agreement and understanding by and between the Parties, and no other representations, promises, agreements, or understanding, written or oral, not contained herein shall be of any force or effect, the terms of which are superseded and replaced by this Agreement. This Agreement may only be amended in a writing signed by the Parties. No oral agreement shall have any effect. No failure or delay in exercising any right hereunder shall be deemed or construed to be a waiver of such right, either prospectively or in the particular instance. This Agreement has been prepared by all of the Parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any Party hereto.

12.4 Confidentiality. Except for information about the Station and the Purchased Assets acquired by Buyer at the Closing (which shall be deemed confidential information of Buyer at the Closing) and except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable law, including requirements of the FCC pursuant to the Assignment Application, each of Buyer and Seller shall keep confidential all information obtained by it with respect to the other Party in connection with this Agreement. If the transaction contemplated hereby is not consummated for any reason, Buyer and Seller shall return to each other or destroy, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transaction contemplated hereby.

12.5 Public Announcements.

(a) Prior to the Closing Date, no Party shall, without the approval of the other Party hereto, make any press release or other public announcement concerning the transaction contemplated by this Agreement, except (i) to announce that the transaction has been entered into and (ii) as and to the extent that such Party shall be so obligated by law or the rules of any stock exchange, in which case such Party shall give advance notice to the other Party and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

(b) Notwithstanding the foregoing, the Parties acknowledge that the rules and regulations of the FCC require that local public notice of the transaction contemplated by this Agreement be made after the Assignment Application has been filed with the FCC and that a copy of this Agreement be included as a material part of the Assignment Application, which will be made available for public inspection at the Station and in the FCC’s records. The form and substance of the required public notice, to the extent not dictated by the rules and regulations of the FCC, shall be mutually agreed upon by Seller and Buyer.

12.6 Risk of Loss. The risk of loss to any of the Purchased Assets on or prior to the Closing Date shall be upon Seller. Seller shall use all commercially reasonable efforts to repair or replace any damaged or lost Purchased Assets; provided, however, that in the event that any Purchased Asset or Purchased Assets incur(s) damages which are expected to exceed Ten Thousand Dollars ($10,000) to repair or any Purchased Asset or Purchased Assets having a fair market value of Ten Thousand Dollars ($10,000), or more, is lost as of the date otherwise scheduled for the Closing, then Buyer may, at its option, upon prior written notice to Seller, either (a) postpone the Closing for a period of up to sixty (60) days while Seller shall repair or replace such Purchased Asset or Purchased Assets, (b) elect to close the transaction contemplated herein with such Purchased Asset or Purchased Assets in their damaged or lost condition, in which case the Purchase Price shall be reduced by the actual cost to repair the damaged or lost Purchased Asset(s) or to replace the damaged or lost Purchased Asset(s) if not repairable with comparable age/quality equipment, and Buyer shall have the responsibility to repair or replace such damaged or lost Purchased Asset or Purchased Assets, or (c) if such damage or loss exceeds One Hundred Thousand Dollars ($100,000), may terminate this Agreement without penalty upon written notice to Seller. Should the Station not operate with at least 80% of its full, FCC-licensed facilities for a period of thirty (30) consecutive days, without appropriate notice or application the FCC, and for reasons other than force majeure, Buyer may elect to terminate this Agreement without penalty upon giving written notice thereof to Seller.

12.7 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, heirs, successors and assigns. Seller may not assign this Agreement or any part hereof without the prior written consent of Buyer, which shall not be withheld unreasonably, and any attempted assignment without such consent shall be void. Buyer may not assign this Agreement or any part hereof, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed; provided that Buyer may assign this Agreement or any part hereof to any affiliate of Buyer without the prior written consent of Seller, provided that no such assignment will be permitted if such assignment would cause a material delay in receiving FCC Consent. In the event of any assignment of this Agreement, the assignee shall enter into a written agreement accepting joint and several liability for all obligations under this Agreement.

12.8 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally served, (b) one business day following the day when sent by Federal Express or a similar overnight courier service, expenses prepaid, (c) three business days following the day when sent by postpaid registered or certified mail, or (d) when sent by email (provided that an additional copy is sent within two business days thereafter in accordance with the delivery method set forth in the preceding clauses (a) or (b)), in each case to the Parties at the following addresses:

If to Seller, then to:

D’Amico Brothers Broadcasting Corp.
1119 S. Mission Road #353
Fallbrook CA 92028
Email: rdamico50@gmail.com

and to (which shall not constitute notice):

Kathleen Victory
Fletcher Heald & Hildreth, PLC
1300 N. 17th Street, Suite 1100
Arlington, VA 22209
Email: victory@fhhlaw.com

If to Buyer, then to:

Sovryn Holdings, Inc.
450 Park Avenue
New York, NY 10022
Email: pfalcone@harbingercapital.com

and to (which shall not constitute notice):

Richard Horan
Hogan Lovells US LLP
8350 Broad Street, 17th Floor
Tyson, VA 22102
Email: richard.horan@hoganlovells.com

Any Party may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

12.9 Further Assurances. From time to time prior to, on and after the Closing Date, each Party hereto will execute all such instruments and take all such actions as the other Party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the transaction contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision contained herein, or its application to any particular circumstance shall, for any reason, be held to be invalid or unenforceable by a court of competent jurisdiction, such provision or such application shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without invalidating the remainder of such provision or any other provisions hereof, or its application in any other circumstance, unless such a construction would be unreasonable, and without invalidating such provision or its application in any other jurisdiction.

12.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a Party or to a Section, Exhibit or Schedule, such reference shall be to a Party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, “business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable law to be closed in the State of New York. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any contract or statute defined or referred to herein means such contract or statute as from time to time amended, supplemented or modified, including (a) in the case of contracts, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and (b) all attachments thereto and instruments incorporated thereby. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a person are also to its permitted successors and assigns.

12.13 Facsimile; Counterparts. This Agreement may be executed by facsimile or email transmission and in counterparts, each of which shall constitute an original but together will constitute a single document.

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

BUYER:

SOVRYN HOLDINGS, INC.

By:
Name:	Philip A. Falcone
Title:	Chief Executive Officer

[Signature pages continue on the following page.]

[Signature Page to Asset Purchase Agreement]

SELLER:

D’AMICO BROTHERS BROADCASTING, CORP.

By:
Name:	Richard D’Amico
Title:	President

[Signature Page to Asset Purchase Agreement]

EXHIBITS

Exhibit A	Escrow Agreement

SCHEDULES

1.1(a)	FCC & Other Governmental Authorizations

1.1(b)	Tangible Personal Property

1.1(d)	Intangible Property

1.2(f)	Excluded Personal Property

3.4	Real Property Interests

3.11	Tax Issues

3.12	Real Property Leases Defaults